(m)(3)(i)

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED
 DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS C SHARES

Series	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)

ING Alternative Beta Fund	1.00%

ING Capital Allocation Fund	1.00%

ING Core Equity Research Fund	1.00%

ING Corporate Leaders 100 Fund	1.00%

ING Global Target Payment Fund	1.00%

ING Money Market Fund	1.00%

ING Small Company Fund	1.00%

Date last updated:  June 15, 2011